Filed Pursuant to Rule 433

Registration No. 333-221035

October 23, 2017

Pricing Term Sheet

$1,800,000,000

The Procter & Gamble Company

$600,000,000 1.750% Notes due 2019

$600,000,000 1.900% Notes due 2020

$600,000,000 3.500% Notes due 2047

1.750% Notes due 2019

Issuer:	The Procter & Gamble Company

Aggregate Principal Amount:	$600,000,000

Maturity Date:	October 25, 2019

Coupon (Interest Rate):	1.750%

Price to Public (Issue Price):	99.965% of principal amount

Yield to Maturity:	1.768%

Spread to Benchmark Treasury:	+ 20 basis points

Benchmark Treasury:	1.375% UST due September 30, 2019

Benchmark Treasury Yield:	1.568%

Interest Payment Dates:	April 25 and October 25, commencing April 25, 2018

Day Count Convention:	30/360

Make-whole Redemption:	At any time at the greater of 100% or a discount rate of Treasury plus 5 basis points

Trade Date:	October 23, 2017

Settlement Date:	October 25, 2017 (T+2)

CUSIP Number:	742718 EZ8

ISIN Number:	US742718EZ88

Denominations:	$2,000 x $1,000

Joint Book-Running Managers:	Deutsche Bank Securities Inc.
HSBC Securities (USA) Inc.
Morgan Stanley & Co. LLC

Senior Co-Managers:	Citigroup Global Markets Inc.
Goldman Sachs & Co. LLC
J.P. Morgan Securities LLC

Co-Managers:	Barclays Capital Inc.
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
MUFG Securities Americas Inc.
RBC Capital Markets, LLC
BBVA Securities Inc.
ING Financial Markets LLC
Wells Fargo Securities, LLC
The Williams Capital Group, L.P.
Fifth Third Securities, Inc.
PNC Capital Markets LLC
U.S. Bancorp Investments, Inc.

Type of Offering:	SEC Registered

Listing:	None

Long-term Debt Ratings:	Moody’s: Aa3 (Stable); S&P: AA- (Stable)

Concurrent Offering:	€500,000,000 of 0.500% Notes due 2024 and €500,000,000 of 1.250% Notes due 2029, expected to be issued on October 25, 2017 by The Procter & Gamble Company. The closing of the offering of the notes offered hereby is not contingent on the closing of the concurrent offering.

1.900% Notes due 2020

Issuer:	The Procter & Gamble Company

Aggregate Principal Amount:	$600,000,000

Maturity Date:	October 23, 2020

Coupon (Interest Rate):	1.900%

Price to Public (Issue Price):	99.847% of principal amount

Yield to Maturity:	1.953%

Spread to Benchmark Treasury:	+ 25 basis points

Benchmark Treasury:	1.625% UST due October 15, 2020

Benchmark Treasury Yield:	1.703%

Interest Payment Dates:	April 23 and October 23, commencing April 23, 2018

Day Count Convention:	30/360

Make-whole Redemption:	At any time at the greater of 100% or a discount rate of Treasury plus 5 basis points

Trade Date:	October 23, 2017

Settlement Date:	October 25, 2017 (T+2)

CUSIP Number:	742718 FA2

ISIN Number:	US742718FA29

Denominations:	$2,000 x $1,000

Joint Book-Running Managers:	Deutsche Bank Securities Inc.
HSBC Securities (USA) Inc.
Morgan Stanley & Co. LLC

Senior Co-Managers:	Citigroup Global Markets Inc.
Goldman Sachs & Co. LLC
J.P. Morgan Securities LLC

Co-Managers:	Barclays Capital Inc.
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
MUFG Securities Americas Inc.
RBC Capital Markets, LLC
BBVA Securities Inc.
ING Financial Markets LLC
Wells Fargo Securities, LLC
The Williams Capital Group, L.P.
Fifth Third Securities, Inc.
PNC Capital Markets LLC
U.S. Bancorp Investments, Inc.

Type of Offering:	SEC Registered

Listing:	None

Long-term Debt Ratings:	Moody’s: Aa3 (Stable); S&P: AA- (Stable)

Concurrent Offering:	€500,000,000 of 0.500% Notes due 2024 and €500,000,000 of 1.250% Notes due 2029, expected to be issued on October 25, 2017 by The Procter & Gamble Company. The closing of the offering of the notes offered hereby is not contingent on the closing of the concurrent offering.

3.500% Notes due 2047

Issuer:	The Procter & Gamble Company

Aggregate Principal Amount:	$600,000,000

Maturity Date:	October 25, 2047

Coupon (Interest Rate):	3.500%

Price to Public (Issue Price):	98.699% of principal amount

Yield to Maturity:	3.571%

Spread to Benchmark Treasury:	+ 68 basis points

Benchmark Treasury:	3.000% UST due May 15, 2047

Benchmark Treasury Yield:	2.891%

Interest Payment Dates:	April 25 and October 25, commencing April 25, 2018

Day Count Convention:	30/360

Make-whole Redemption:	At any time at the greater of 100% or a discount rate of Treasury plus 10 basis points

Trade Date:	October 23, 2017

Settlement Date:	October 25, 2017 (T+2)

CUSIP Number:	742718 FB0

ISIN Number:	US742718FB02

Denominations:	$2,000 x $1,000

Joint Book-Running Managers:	Deutsche Bank Securities Inc.
HSBC Securities (USA) Inc.
Morgan Stanley & Co. LLC

Senior Co-Managers:	Citigroup Global Markets Inc.
Goldman Sachs & Co. LLC
J.P. Morgan Securities LLC

Co-Managers:	Barclays Capital Inc.
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
MUFG Securities Americas Inc.
RBC Capital Markets, LLC
BBVA Securities Inc.
ING Financial Markets LLC
Wells Fargo Securities, LLC
The Williams Capital Group, L.P.
Fifth Third Securities, Inc.
PNC Capital Markets LLC
U.S. Bancorp Investments, Inc.

Type of Offering:	SEC Registered

Listing:	None

Long-term Debt Ratings:	Moody’s: Aa3 (Stable); S&P: AA- (Stable)

Concurrent Offering:	€500,000,000 of 0.500% Notes due 2024 and €500,000,000 of 1.250% Notes due 2029, expected to be issued on October 25, 2017 by The Procter & Gamble Company. The closing of the offering of the notes offered hereby is not contingent on the closing of the concurrent offering.

Note:    A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank Securities Inc. toll-free at 1-800-503-4611, HSBC Securities (USA) Inc. toll-free at 1-866-811-8049 and Morgan Stanley & Co. LLC collect at 1-866-718-1649.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.